 Exhibit 99.1

January 19, 2012	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

    WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.18 per share. The record date is January 30, 2012 and it is payable on February 10, 2012 to shareholders of record.  The amount is increased from the previous dividend of $0.16 per share, which was paid in November, 2011, and is the eighth consecutive quarterly increase in the dividend.

    Declaration of the dividend was made at the January 19, 2012 meeting of the C&N Board of Directors.

    Citizens & Northern Corporation is the parent company of Citizens & Northern Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.